Exhibit 4.1a

EXECUTION COPY

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 22, 2006, among Neff Rental LLC, a Delaware limited liability company (the “Company”), Neff Finance Corp., a Delaware corporation (together with the Company, the “Issuers”), Neff Rental, Inc., a Florida corporation (the “Existing Guarantor”), Valley Rents and Ready Mix, Inc., a Delaware corporation and an indirect subsidiary of the Company (the “Additional Guarantor”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

WITNESSETH

WHEREAS, the Issuers and the Existing Guarantor have heretofore executed and delivered to the Trustee an indenture (the “Indenture”) dated as of July 8, 2005, pursuant to which the Issuers have issued $245.0 million in aggregate principal amount of their 11¼% Second Priority Senior Secured Notes due 2012 (the “Notes”);

WHEREAS, Sections 4.18 and 11.03 of the Indenture provide that under certain circumstances the Issuers shall cause the Additional Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the Additional Guarantor will Guarantee payment of the Notes on the same terms and conditions as those set forth in Article 11 of the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers, the Existing Guarantor, the Additional Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

SECTION 1. Capitalized Terms.  Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

SECTION 2. Guarantee.  The Additional Guarantor hereby agrees, jointly and severally with all other Guarantors, to unconditionally guarantee the Issuers’ obligations under the Notes on the terms and subject to the conditions set forth in Article 11 of the Indenture and to be bound by all other applicable provisions of the Indenture (including Article 10).

SECTION 3. Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 4. No Recourse Against Others.  No past, present or future director, officer, employee, incorporator, stockholder or agent of the Additional Guarantor, as such, shall have any liability for any obligations of the Issuers or any Guarantor under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of the Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

SECTION 5. Governing Law.  THIS SUPPLEMENTAL INDENTURE AND THE GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. Counterpart Originals.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 7 Headings, etc. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 8. The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers, the Existing Guarantor and the Additional Guarantor.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated as of May     , 2006

VALLEY RENTS AND READY MIX, INC.

By:
Name:
Title:

NEFF RENTAL LLC

By:
Name:
Title:

NEFF FINANCE CORP.

By:
Name:
Title:

NEFF RENTAL, INC.

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory